As filed with the Securities and Exchange Commission on February 21, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	47-1645716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1301 Second Avenue, Floor 31
Seattle, Washington 98101
(Address of principal executive offices, including zip code)

ZILLOW GROUP, INC. AMENDED AND RESTATED 2011 INCENTIVE PLAN
(Full title of the plan)

Spencer M. Rascoff
Chief Executive Officer
Zillow Group, Inc.
1301 Second Avenue, Floor 31
Seattle, Washington 98101
(206) 470-7000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jennifer Rock	David F. McShea
Chief Accounting Officer	Andrew B. Moore
Zillow Group, Inc.	Perkins Coie LLP
1301 Second Avenue, Floor 31	1201 Third Avenue, Suite 4900
Seattle, Washington 98101	Seattle, Washington 98101-3099
(206) 470-7000	(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class C Capital Stock, par value $0.0001 per share	8,291,101 (3)	$36.64	$303,785,940.64	$36,818.86

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional shares of Class C capital stock of Zillow Group, Inc. (the “Registrant”) that may become issuable under the Registrant’s Amended and Restated 2011 Incentive Plan (the “Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class C capital stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $36.64, based on the average of the high sales price ($37.16) and the low sales price ($36.11) for the Registrant’s Class C capital stock as reported by The Nasdaq Global Select Market on February 19, 2019.

(3)	The shares are being registered pursuant to the automatic annual share increase under the Plan that became effective on January 1, 2019.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (Commission File No. 001-36853) (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the Commission):

(a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 21, 2019, which contains the audited consolidated financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Current Report on Form 8-K filed on February 21, 2019; and

(c)    the description of the Registrant’s Class C capital stock contained in the Registrant’s registration statement on Form 8-A filed on July 29, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’), including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished pursuant to Item 2.02 or Item 7.01 of a current report on Form 8-K, and any associated exhibits furnished pursuant to Item 9.01 thereof, that are otherwise not filed with the Commission), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Washington law provides that a director of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that a director may be indemnified against liability incurred in a proceeding to which he or she is a party because of being a director so long as:

•	the director acted in good faith;

•
the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.
Directors generally may not, however, be indemnified:

•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation;

•	in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit;

•	for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or

•	for unlawful distributions to shareholders.

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law. The Registrant’s amended and restated bylaws also permit the Registrant to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with his or her services to the Registrant, regardless of whether the Registrant’s bylaws permit such indemnification.
The Registrant has entered into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements provide, among other things, that the Registrant will indemnify its directors and certain of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Registrant’s right, on account of any services undertaken by such person on the Registrant’s behalf or that person’s status as a director or officer of the Registrant. The Registrant also has obtained directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the Class C capital stock being registered

23.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2+	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*
Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the Commission on August 5, 2016) (Commission File No. 001-36853)

+	Filed herewith.
*	Incorporated herein by reference.

Item 9.	Undertakings

A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 21, 2019.

ZILLOW GROUP, INC.

By:	/s/ Spencer M. Rascoff
Name:	Spencer M. Rascoff
Title:	Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Spencer M. Rascoff and Allen Parker, or either of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on February 21, 2019.

Signature	Title

/s/ SPENCER M. RASCOFF	Chief Executive Officer (Principal Executive Officer) and Director
Spencer M. Rascoff

/s/ ALLEN PARKER	Chief Financial Officer (Principal Financial Officer)
Allen Parker

/s/ JENNIFER ROCK	Chief Accounting Officer (Principal Accounting Officer)
Jennifer Rock

/s/ RICHARD BARTON	Executive Chairman and Director
Richard Barton

/s/ LLOYD D. FRINK	Vice Chairman, President and Director
Lloyd D. Frink

/s/ AMY BOHUTINSKY	Director
Amy Bohutinsky

/s/ ERIK BLACHFORD	Director
Erik Blachford

/s/ JAY C. HOAG	Director
Jay C. Hoag

/s/ GREGORY B. MAFFEI	Director
Gregory B. Maffei

/s/ GORDON STEPHENSON	Director
Gordon Stephenson

/s/ APRIL UNDERWOOD	Director
April Underwood